Exhibit 5.1

June 2, 2022

BitNile Holdings, Inc.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, Nevada 89141

Ladies and Gentlemen:

We have acted as counsel to BitNile Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 144,000 shares (the “Shares”) of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, pursuant to a Registration Statement on Form S-3 (File No. 333-260618) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the SEC on November 12, 2021, and the related prospectus dated therein (the “Prospectus”) and the prospectus supplement filed with the SEC on June 2, 2022 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

June 2, 2022

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2022, which is incorporated by reference in the Registration Statement and the Prospectus, and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP